Exhibit 5

CILCORPInc.
300 HAMILTON BLVD., SUITE 300,
PEORIA, IL  61602


                                                              December 11, 1996


CILCORP Inc.
300 Hamilton Boulevard, Suite 300
Peoria, Illinois  61602

Gentlemen:

I have examined the registration statement on Form S-3 proposed to be filed by CILCORP Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, for the registration of up to 750,000 shares of the Company's common stock, no par value (the "Additional Common Stock") to be sold to security holders pursuant to the Company's Investors Choice Automatic Reinvestment and Stock Purchase Plan. I am also familiar with all proceedings relating to the sale of the Additional Common Stock.

I am of the opinion that, upon compliance with the relevant provisions of the Securities Act of 1933, upon adoption of appropriate resolutions by the Board of Directors of the Company, upon compliance with the formal requirements of execution, countersignature, registration and delivery of certificates for the Additional Common Stock and upon the sale thereof and payment therefor upon the terms set forth in the prospectus, the Additional Common Stock will be valid and legally issued, fully paid and non-assessable shares of the Company and the holders and owners thereof will be entitled to the relative rights set forth in the Articles of Incorporation of the Company, as amended, and described in the prospectus.

I hereby consent to the filing of this opinion as an exhibit to the registration statement and to the use of my name as it appears in the registration statement.

                                       Very truly yours,



                                       John G. Sahn
                                       Vice President,
                                       General Counsel and Secretary



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